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EXHIBIT 1

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                                 FORM 51-102F3
                             MATERIAL CHANGE REPORT

ITEM 1.   NAME AND ADDRESS OF COMPANY.

          Breakwater Resources Ltd.
          Suite 950
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE.

          July 8, 2004

ITEM 3.   NEWS RELEASE.

          A news release was issued on July 8, 2004 through Canada NewsWire and subsequently filed on SEDAR.

ITEM 4.   SUMMARY OF MATERIAL CHANGE.

          Breakwater Resources Ltd. announced that it has concluded a definitive agreement with Boliden AB of Stockholm, Sweden to acquire 100% of the shares of Boliden Westmin (Canada) Ltd. ("BWCL") which owns, amongst other things, 100% of the Myra Falls zinc, copper, gold and silver mine located on Vancouver Island, BC.

          To purchase all of the shares of BWCL, Breakwater will issue to Boliden 18 million shares, with a value of approximately $7.5 million, and 5 million warrants exerciseable at $1.00 per share and expiring January 27, 2009.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE.

          Please see attached news release dated July 8, 2004.

ITEM 6.   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102.

          Not applicable.

ITEM 7.   OMITTED INFORMATION.

          No material information was omitted from this material change report.

ITEM 8.   EXECUTIVE OFFICER

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

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                                       2.

Item 9.   Date of Report

          July 16, 2004.

          BREAKWATER RESOURCES LTD.

          "E. Ann Wilkinson" (signed)

          -----------------------------------
          E. Ann Wilkinson
          Corporate Secretary

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[LOGO] Breakwater Resources Ltd.
--------------------------------------------------------------------------------
BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                        Tel: (416) 363-4798
                                                        Fax: (416) 363-1315
--------------------------------------------------------------------------------
NEWS RELEASE

                BREAKWATER SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                  BOLIDEN WESTMIN (CANADA) LTD. FROM BOLIDEN AB

July 8, 2004 ... (BWR - TSX) BREAKWATER RESOURCES LTD. is pleased to announce that it has concluded a definitive agreement with Boliden AB of Stockholm, Sweden to acquire 100% of the shares of Boliden Westmin (Canada) Ltd. ("BWCL") which owns, amongst other things, 100% of the Myra Falls zinc, copper, gold and silver mine located on Vancouver Island, BC.

To purchase all of the shares of BWCL, Breakwater will issue to Boliden 18 million shares, with a value of approximately $7.5 million, and 5 million warrants exerciseable at $1.00 per share and expiring January 27, 2009.

Management of Breakwater anticipates that, on a pro-forma basis, the acquisition of BWCL will provide the following benefits to its shareholders.

o Be accretive to Breakwater's EPS and CFPS, metal production and ore reserves.

o Result in the proportion of gross sales revenue derived from the sale of copper concentrates increasing from 3% to 14% at current metal prices.

o Result in the proportion of gross sales revenue derived from the sale of zinc concentrates decreasing from approximately 80% to 71% at current metal prices.

o Increase Breakwater's overall size and position on the list of the world's zinc concentrate producers.

o Add an additional mine with a minimum mine life of seven years, with a high probability of twelve years' mine life.

o    Increase Breakwater's zinc production by 68% over the period 2004 to 2010.

o Increase Breakwater's copper, gold and silver production by 367%, 139%, and 98% respectively.

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o    Increase Breakwater's net revenues by 85% over the period 2004 to 2010.

o Place Breakwater in a very favourable position for product delivery to its valued Asian customers.

As part of the transaction, Breakwater will assume environmental liabilities of approximately $21.5 million. However, Boliden is required to maintain the posted environmental Letters of Credit for a period of one year, after which time Breakwater is required to retire Boliden's obligation in this regard.

In addition to the Myra Falls mine other assets that will remain in BWCL include, but are not limited to, a convertible debenture of Taseko Mines Limited
(TKO) with $17 million outstanding, 11.3 million shares of Expatriate Resources Ltd., which owns a zinc property in the Yukon, and some other minor share holdings in Eastmain Resources Inc., Majestic Gold Corp., Thor Exploration Ltd., E-Energy Ventures Inc., Caribbean Resources and Bret Resources.

The President and Chief Executive Officer of New Boliden, Mr. Jan Johansson, will join the Board of Directors of BWR.

The closing is expected to take place the third week of July, and in any event, no later than August 13, 2004, following which Breakwater will immediately take over the management of the Myra Falls mine. A senior executive of Breakwater has been on site for the past several weeks, working closely with local management and preparing for an orderly transition.

Breakwater has commenced metallurgical testing of the ores in order to finalize the design of a possible new mill flow sheet that would incorporate the recovery of lead from the ores and provide an additional revenue source from lead concentrate. It is anticipated that this circuit change will also result in an improvement in the quality of the copper concentrate produced at the mine and thus further increase revenue.

Mr. Torben Jensen, P.Eng., Breakwater's qualified person, in conjunction with qualified persons from BWCL, estimates the Mineral Reserves and Resources for the Myra Falls mine as of December 31, 2003 to be as shown in the following table:

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                                           TONNES     ZN     CU     AU     AG
                                           (000S)     (%)    (%)    G/T    G/T
================================================================================
Proven and Probable Reserves                7,747     6.3    1.2    1.2    40
Measured and Indicated Resources*          10,388     7.8    1.4    1.7    56
Inferred Resources                          2,284     4.9    1.1    1.4    57
================================================================================
*Measured and Indicated Resources include Proven and Probable Reserves.

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The following table outlines the Consolidated Mineral Resources and Mineral
Reserves for Breakwater, including Myra Falls, as of December 31, 2003.

======================================================================================
                                           TONNES     ZN     PB     CU     AG     AU
                                           (000'S)    (%)    (%)    (%)   (G/T)  (G/T)
======================================================================================
PROVEN AND PROBABLE MINERAL RESERVES
--------------------------------------------------------------------------------------
MYRA FALLS                                  7,747     6.3      -    1.2    40     1.2
BOUCHARD-HEBERT                             1,126     6.1      -    0.4    27     0.9
BOUGRINE                                      475    10.2    1.8      -     -       -
EL MOCHITO                                  2,686     6.5    1.8      -    87       -
EL TOQUI                                    2,801     7.4      -      -     -     1.7
LANGLOIS                                    3,323    10.8      -    0.8    52     0.1
CARIBOU                                     5,057     6.5    3.4      -    90       -
======================================================================================
TOTAL                                      23,215     7.2      -      -     -       -
======================================================================================
MEASURED AND INDICATED MINERAL RESOURCES*
--------------------------------------------------------------------------------------
MYRA FALLS                                 10,388     7.8      -    1.4    56     1.7
BOUCHARD-HEBERT                             1,218     6.9      -    0.4    30     1.0
BOUGRINE                                      768    11.4    2.1      -     -       -
EL MOCHITO                                  3,599     7.9    2.4      -   108       -
EL TOQUI                                    3,499     8.1      -      -     -     1.6
LANGLOIS                                    4,981    11.1      -    0.8    54     0.1
CARIBOU                                     5,152     7.4    3.9      -    95       -
======================================================================================
TOTAL                                      29,605     8.4      -      -     -       -
======================================================================================
INFERRED MINERAL RESOURCES
--------------------------------------------------------------------------------------
MYRA FALLS                                  2,284     4.9      -    1.1    57     1.4
BOUCHARD-HEBERT                                 -       -      -      -     -       -
BOUGRINE                                       68    10.7    1.9      -     -       -
EL MOCHITO                                  2,911     7.3    3.2      -   101       -
EL TOQUI                                    2,990     8.4      -      -     -     0.4
LANGLOIS                                    1,255     9.7      -    0.5    40     0.1
CARIBOU                                     4,163     6.7    3.2      -    98       -
======================================================================================
TOTAL                                      13,671     7.2      -      -     -       -
======================================================================================
*Measured and Indicated Resources include Proven and Probable Reserves.
Disclosure on Reserves and Resources, other than Myra Falls, is also included in the
Company's Annual Report on Form 20-F filed on SEDAR.


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Bill Heath, Vice President, Administration and presently on site for Breakwater said, " I am confident that the salaried and hourly workforces in place at Myra Falls are skilled and competent people with the ability to carry out their duties in a safe, efficient and productive manner. We look forward to working with the team at Myra Falls and participating in the community of Campbell River and the broader community of British Columbia".

Breakwater Resources Ltd. is a mineral resource company engaged in the acquisition, exploration, development and mining of base metal and precious metal deposits worldwide. Breakwater has four producing zinc mines: the Bouchard-Hebert mine in Quebec, Canada; the Bougrine mine in Tunisia; the El Mochito mine in Honduras; and the El Toqui mine in Chile. The Company also owns the Langlois mine in Canada, which is currently being prepared for a development program to bring the mine back into production.

This news release contains forward-looking statements within the meaning of the United States Private Securities Legislation Reform Act of 1995. When used in this news release the words "anticipate", "believe", "intend ", "estimate", "plans", "projects", "expect", "will", " budget", "could", "may", and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those currently anticipated are described above and in the Company's most recent Annual Report on Form 20-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.


For further information please contact:

Colin K. Benner                          Richard Godfrey
President and                            Vice-President and
Chief Executive Officer                  Chief Financial Officer (Acting)
(416) 363-4798 Ext. 269                  (416) 363-4798 Ext. 276

E. Ann Wilkinson                         Bill Heath
Corporate Secretary                      Vice President of Administration
(416) 363-4798 Ext. 277                  (416) 363-4798 Ext.267


Email: investorinfo@breakwater.ca         Website: www.breakwater.ca